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                                                                     EXHIBIT 5.2
                                PIPER & MARBURY
                                     L.L.P.
                              CHARLES CENTER SOUTH              WASHINGTON
                            36 SOUTH CHARLES STREET              NEW YORK
                         BALTIMORE, MARYLAND 21201-3018        PHILADELPHIA
                                  410-539-2530                    EASTON
                               FAX: 410-539-0489

                                 April 24, 1998

Starwood Hotels & Resorts
2231 E. Camelback Road, Suite 410
Phoenix, Arizona 85016

Starwood Hotels & Resorts Worldwide, Inc.
2231 E. Camelback Road, Suite 400
Phoenix, Arizona 85016

  Ladies and Gentlemen:

     We have acted as special Maryland counsel in connection with the joint registration statement on Form S-3 (the "Registration Statement") to be filed by Starwood Hotels & Resorts, a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation"), relating to the registration of an aggregate of 10,571,535 shares of beneficial interest, $.01 par value, of the Trust (the "Trust Shares") and 10,571,535 shares of common stock, $.01 par value, of the Corporation (the "Corporation Shares"), which are "paired" and traded as units consisting of one Trust Share and one Corporation Share (the "Paired Shares"), including (i) 6,492,603 Paired Shares (the "Acquisition Shares") issued in connection with certain property acquisitions by the Trust and the Corporation or upon exchange of limited partnership units ("Units") issued by SLC Operating Limited Partnership (the "Operating Partnership") and SLT Realty Limited Partnership (together with the Operating Partnership, the "Partnerships"), each a Delaware limited partnership and (ii) 4,078,932 Paired Shares (the "Exchange Shares") issuable upon exchange of Units issued by the Partnerships.

     In our capacity as special Maryland counsel, we have reviewed the following:

     (a) The Declaration of Trust of the Trust, as amended to date, certified by an officer of the Trust (the "Declaration of Trust");

     (b) The Charter of the Corporation, as amended to date, certified by an officer of the Corporation (the "Charter");

     (c) A copy of the Trustees' Regulations of the Trust as in effect on the date hereof (the "Trustees' Regulations");

     (d) A copy of the By-laws of the Corporation as in effect on the date hereof (the "Corporation By-laws");

     (e) The Exchange Rights Agreement dated June 3, 1996 among the Trust, the Corporation, the Partnerships, Philadelphia HIR Limited Partnership and Philadelphia HSR Limited Partnership;

     (f) The Units Exchange Rights Agreement dated February 14, 1997 among the Trust, the Corporation, the Partnerships and the limited partners of the Partnerships listed on the signature pages thereto;

     (g)  The Class A Exchange Rights Agreement dated February 14, 1997 among the Trust, the Corporation, the Operating Partnership and the limited partners of the Operating Partnership listed on the signature pages thereto;
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Starwood Hotels & Resorts                                 Piper & Marbury L.L.P.
Starwood Hotels & Resorts Worldwide, Inc.
April 24, 1998

     (h) The Exchange Rights Agreement dated March 11, 1997 among the Trust, the Partnerships and The Hermitage, L.P. (together with the agreements referred to in paragraphs (e), (f) and (g), the "Exchange Rights Agreements");

     (i) Four (4) Purchase and Sale Agreements and Joint Escrow Instructions each dated as of December 30, 1997 among the Trust, the Corporation and the following entities (i) D.C. Overnight Partners, L.P. ("D.C. Overnight"), (ii) Savannah Limited Partnership ("Savannah"), (iii) N.Y. Overnight Partners, L.P. ("N.Y. Overnight") and (iv) New Remington Partners ("New Remington");

     (j) Four (4) Stock Agreements each dated as of January 15, 1998 among the Trust, the Corporation and the following entities (i) D.C. Overnight,
          (ii) Savannah, (iii) N.Y. Overnight and (iv) New Remington;

     (k) Four (4) Registration Rights Agreements each dated as of January 15, 1998 among the Trust, the Corporation and the following entities (i) D.C. Overnight, (ii) Savannah, (iii) N.Y. Overnight and (iv) New Remington (together with the agreements referred to in paragraphs (i) and (j), the "Stock Agreements");

     (l)  The Registration Statement, as amended to date;

     (m) Certified resolutions of the Board of Trustees of the Trust;

     (n)  Certified resolutions of the Board of Directors of the Corporation;

     (o) A good standing certificate for the Trust, of recent date, issued by the Maryland State Department of Assessments and Taxation (the "Department");

     (p) A good standing certificate for the Corporation, of recent date, issued by the Department;

     (q) An Officer's Certificate of the Trust dated as of the date hereof as to certain factual matters (the "Trust Officer's Certificate");

     (r) An Officer's Certificate of the Corporation dated as of the date hereof as to certain factual matters (the "Corporation Officer's Certificate"); and

     (s) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

     In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and that all public records received are accurate and complete. As to factual matters, we have relied upon the Trust Officer's Certificate and the Corporation Officer's Certificate and have not independently verified the matters stated therein.

     We assume also that the issuance of the Trust Shares and the Corporation Shares to be offered from time to time upon exchange of Units will be pursuant to the terms of the Exchange Rights Agreements and in accordance with the Declaration of Trust and the Charter, respectively, and applicable Maryland law. We further assume that prior to the issuance of any Corporation Shares and Trust Shares there will exist, under the Declaration of Trust or the Charter, as the case may be, the requisite number of authorized but unissued Corporation Shares or Trust Shares, as the case may be.

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Starwood Hotels & Resorts                                 Piper & Marbury L.L.P.
Starwood Hotels & Resorts Worldwide, Inc.
April 24, 1998

     Based upon the foregoing, we are of the opinion that:

          1. The Trust has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

          2. The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

          3. When issued in accordance with the terms of the Exchange Rights Agreements, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable.

          4. The Acquisition Shares have been duly authorized and validly issued, and are fully paid and nonassessable

     The opinions expressed above are limited to the law of Maryland, exclusive of the securities or "blue sky" laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the Registration Statement.

                                                         Very truly yours,

                                                         PIPER & MARBURY L.L.P.

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